Exhibit 99.3

Harleysville has entered into an agreement to combine with Nationwide Together with our independent agency partners, we remain “Good people to know” for our policyholders Key Message Map By combining with Nationwide, we will further strengthen and diversify our company, expand our distribution footprint, and increase our book of business. Harleysville remains committed to our independent agency partners and their relationships with our policyholders. Together, the organizations will be well positioned to meet our financial commitments to our policyholders, building off of a strong and stable foundation. The combination will result in enhanced products and services delivering additional value for our customers. Harleysville’s employees are at the heart of our continued success. Harleysville’s agency partners will continue to receive superior support and a broader product portfolio. Both organizations share a common heritage as mutual companies and a strong commitment to the communities where our employees live and work. A notable aspect of the agreement is that Harleysville’s geographic strength east of the Mississippi complements Nationwide’s independent agency presence west of the Mississippi, bringing together two best-in-class independent agency carriers. The proposed combination will allow us to invest resources in our employees, and provide additional career opportunities as part of the larger organization. This is a significant opportunity to expand market share, which would take many years and a great deal of expense for both organizations to achieve independently. Harleysville will continue to support our agency partners as we always have. This combination will allow even more opportunity to focus on our strategy—meeting the needs of our agency partners and policyholders for the long term. A broader portfolio of insurance, financial, and banking products and services will be available to Harleysville’s and Nationwide’s agents and customers. This will bring together two organizations that are committed to meeting our promise to our policyholders when they need us most. Corporate Communications Contacts Employee and External Communications: Randy Buckwalter, 215.256-5288 Investor Relations: Mark Cummins, 215.256-5025 Agent Communications: Brian Flemming 215.513-8587 Any inquiries from the news media should immediately be referred to Harleysville’s Office of Corporate Communications at 215.256-5288 Issued Oct. 11, 2011

This communication may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions, a proxy statement of Harleysville Group Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLEYSVILLE GROUP INC. AND THE PROPOSED TRANSACTIONS. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Harleysville Group Inc. on the SEC’s website at http://www.sec.gov. Free copies of Harleysville Group Inc.’s SEC filings are also available from Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Mark R. Cummins, Executive Vice President, Chief Investment Officer & Treasurer.